Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-156922 and No. 333-149717) of Sims Metal Management Limited of our report dated August 23, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

October 16, 2013